Exhibit 4.10

Sublicense Agreement

Party A: I-Mab Biopharma Hong Kong Limited

Registered address: Suite 5105, 51/F, The Center, 99 Queen’s Road Central, Hong Kong

Authorized representative: JINGWU ZHANG ZANG

Party B: TJ Biopharma (Hangzhou) Co., Ltd.

Registered address: No. 291, Fucheng Road, Xiasha Street, Hangzhou Economic and Technological Development Zone, Zhejiang Province

Heda Pharma Valley Center, Room 1-504

Legal representative: ZHERU ZHANG

Whereas:

1.
I-Mab entered into a LICENSE AND SUBLICENSE AGREEMENT with FERRING INTERNATIONAL CENTER SA on November 4, 2016 (hereinafter referred to as the “Transfer and License Agreement”). According to the Transfer and License Agreement, I-Mab obtained an exclusive license from FERRING INTERNATIONAL CENTER SA for the clinical development and commercialization of its FE301 product (internally designated by I-Mab as TJ301 product) for any indication in China (including Hong Kong, Macau, and Taiwan) and South Korea;

2.
I-Mab entered into an Assignment Agreement with the Party A on July 5, 2018. Pursuant to the Assignment Agreement, Party A was granted an exclusive license for the clinical development and commercialization of the TJ301 product for any indication in China (including Hong Kong, Macau and Taiwan) and South Korea;

Party A entered into the following Sublicense Agreement with Party B on September 15, 2020, through friendly consultations for mutual compliance:

1.
Party A shall grant Party B, as a sub-licensee, the exclusive license to conduct the clinical development and commercialization of the TJ301 product for any indication in China (including Hong Kong, Macau and Taiwan) and South Korea.

2.
Party B shall have the right, in its own capacity, to engage with third-party partners for the commercial collaboration regarding the drug developed from the TJ301 product, provided that the terms of such collaborations shall not be less favorable than the commercial payment terms stipulated in the Transfer and License Agreement.

3.
The rights granted to Party B shall be consistent with those enjoyed by I-Mab under the Transfer and License Agreement; concurrently, Party B shall fulfill all obligations undertaken by I-Mab under the Agreement.

4.
The license granted by Party A to Party B is exclusive; Party A shall not engage in any clinical development or commercial negotiation concerning the TJ301 product for any indication within the licensed territory, which includes China (including Hong Kong, Macau, and Taiwan) and South Korea.

Exhibit 4.10

5.
Miscellaneous

5.1
Matters not covered in this Agreement may be further agreed upon by Party A and Party B through supplementary agreements.

5.2
This agreement shall come into force upon being signed and officially sealed by the authorized representatives of both Party A and Party B.

(No text below)

Exhibit 4.10

(This page is the signature page of the Sublicense Agreement)

I-Mab Biopharma Hong Kong Limited

Signature:

Authorized representative: Jingwu Zhang Zang

Title: Director

Date: September 15, 2020

TJ Biopharma (Hangzhou) Co., Ltd.

Signature:

Authorized representative: Zheru Zhang

Title: Executive Director

Date: September 15, 2020